INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Blonder Tongue Laboratories, Inc. on Form S-8 of our report dated March 28, 2008, with respect to our audits of the consolidated financial statements of Blonder Tongue Laboratories, Inc. and Subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 appearing in the Annual Report on Form 10-K of Blonder Tongue Laboratories, Inc. and Subsidiaries for the year ended December 31, 2007.

/s/ Marcum & Kliegman LLP New York, New York May 8, 2008